Exhibit 10.38

AMENDMENT

TO

M.D.C. HOLDINGS, INC. 401(K) SAVINGS PLAN

(as Effective January 1, 1997)

Effective as of January 1, 1997, M.D.C. Holdings, Inc., a Delaware corporation (the “Employer”) established a trust (the “Trust” or “Trust Fund”) under the M.D.C. Holdings, Inc. 401(k) Savings Plan (the “Plan”). Effective as of January 1, 2003 AMVESCAP National Trust Company, a trust company organized under the laws of the State of Delaware with its principal office and place of business in Atlanta, Georgia (the “Trustee”) became Trustee of the Trust. Pursuant to Section 13.02 of the Plan, the Trust is hereby amended through the amendment of the Non-Standardized Adoption Agreement for the Plan and Trust as set forth below, effective as of January 1, 2004:

AMENDMENT:

1.	A new Section 10.19 is hereby added providing as follows:

Section 10.19: Matters Affecting Employer Stock

(A) Voting, Etc. The shares of qualifying Employer securities acquired by or held in the Trust (“Employer Stock”), whether or not vested, may be voted by the Plan Participant, Beneficiary or Alternate Payee having an interest with respect to such Employer Stock in accordance with the provisions of the Plan (the “Account Owner”) as certified to the Trustee by the Employer to the same extent as if duly registered in the Account Owner’s name. The Trustee or its nominee in which the shares are registered shall vote the shares solely as agent of the Account Owner and in accordance with the instructions of the Account Owner. If no instructions are received, or if instructions are not received in a timely fashion, the Trustee shall vote the shares of the Employer Stock for which it has received no voting instructions or untimely voting instructions in the same proportions as the Account Owners affirmatively directed their shares of Employer Stock to be voted unless the Trustee determines that a pro rata vote would be inconsistent with its fiduciary duties under ERISA. If the Trustee makes such a determination, the Trustee shall vote the Employer Stock as it determines to be consistent with its fiduciary duties under ERISA. Each Account Owner who has Employer Stock allocated to his or her Accounts shall direct the Trustee concerning the tender (as provided below) and the exercise of any other rights appurtenant to the Employer Stock. The Trustee shall follow the directions of the Account Owner with respect to the tender. The Trustee shall be responsible for ensuring that information relating to the purchase, holding, and sale of securities, and the exercise of voting, tender and similar rights with respect to such securities by participants and beneficiaries, is maintained in accordance with procedures which are designed to safeguard the confidentiality of such information, except to the extent necessary to comply with Federal laws or state laws not preempted by ERISA.

(B) Notices. The Employer shall cause to be mailed or delivered to each Account Owner copies of all notices and other communications sent to the Employer’s shareholders at the same time so mailed or delivered by the Employer to its other shareholders.

(C) Retention/Sale of Employer Stock and Other Securities. The Trustee is authorized and directed to retain the Employer Stock and any other Employer securities acquired by the Trust except as follows:

(1) In the normal course of Plan administration, the Trustee shall sell Employer Stock to satisfy Plan administration and distribution requirements as directed by the Employer or in accordance with provisions of the Plan specifically authorizing such sales.

(2) In the event of a transaction involving the Employer Stock or any other similar transaction by which any person or entity seeks to acquire beneficial ownership of 50% or more of the shares of Employer Stock outstanding and authorized to be issued from time to time under the Employer’s articles of incorporation (“tender offer”), the Trustee shall sell, convey, or transfer Employer Stock in a manner consistent with the provisions of ERISA Reg. § 2550.404c-1(d)(4).

(3) If the Employer makes any distribution of Employer securities with respect to the shares of Employer Stock held in the Plan, other than additional shares of Employer Stock (any such securities are hereafter referred to as “stock rights”), the Trustee shall sell, convey, transfer, or exercise such stock rights pursuant to written instructions of Account Owners delivered to the Trustee in accordance with the following subsections of this Section.

(D) Tender Offers.

(1) Allocated Stock. In the event of any tender offer, each Account Owner shall have the right to instruct the Trustee to tender any or all shares of Employer Stock, whether or not vested, that are allocated to his or her Accounts under the Plan on or before the filing date. The Trustee shall follow the instructions of the Account Owner. The Trustee shall only tender Employer Stock for which no instruction is received after the Trustee determines the propriety of doing so is consistent with its fiduciary duties under ERISA.

(2) Unallocated Shares. The Trustee shall tender shares of Employer Stock that are not allocated to Accounts after the Trustee determines that the propriety of doing so is consistent with its fiduciary duties under ERISA.

(3) Suspension of Share Purchases. In the event of a tender offer, the Trustee shall suspend all purchases of Employer Stock pursuant to the Plan unless the employer otherwise directs. Until the termination of such tender offer and pending such Employer direction, the Trustee shall invest available cash pursuant to the applicable provisions of the Plan.

(4) Temporary Suspension of Certain Cash Distributions. Notwithstanding anything in the Plan to the contrary, no option to receive cash in lieu of Employer Stock shall be honored during the pendency of a tender offer unless the Employer otherwise directs.

(E) Stock Rights.

(1) General. If the employer makes a distribution of stock rights with respect to the Employer Stock held in the Plan and if the stock rights become exercisable or transferable (the date on which the stock rights become exercisable or transferable shall be referred to as the “exercise date”), each Account Owner shall determine whether to exercise the stock rights, sell the stock rights, or hold the stock rights allocated to his or her Accounts. The provisions of this Section shall apply to all stock rights received with respect to Employer Stock held in Accounts, whether or not the Employer Stock with respect to which the stock rights were issued are vested.

(2) Independent Fiduciary. An Independent Fiduciary shall act with respect to the stock rights if the Employer determines that an independent fiduciary is required due to the possibility for undue Employer influence on participants and beneficiaries with regard to exercise of stock rights. The Independent Fiduciary may not be affiliated with the Employer. Should the Independent Fiduciary be appointed, all Account Owner directions concerning the exercise or disposition of stock rights shall be given to the Independent Fiduciary, who shall have the sole responsibility of assuring that the Account Owners’ directions are followed. The Independent Fiduciary, once appointed, shall have the sole responsibility of assuring that Account Owners receive the information necessary to make informed decisions concerning the Employer Stock, are free from undue influence or coercion, and that their instructions are followed to the extent proper under ERISA. The Independent Fiduciary shall act until it receives written notice to the contrary from the Employer.

(3) Exercise of Stock Rights. If, on or after the exercise date, an Account Owner wishes to exercise all or a portion of the stock rights allocated to his or her Accounts, the Independent Fiduciary or Trustee, as appropriate, shall follow the Account Owner’s direction to the extent that there is cash or other liquid assets available in his or her Accounts to exercise the stock rights. Notwithstanding any other provision of the Plan, each Account Owner who has stock rights allocated to his or her Accounts shall have a period of five business days following the exercise date in which he or she may give instructions to the employer to liquidate any of the assets held in his or her Accounts (except shares of Employer Stock or assets such as guaranteed investment contracts or similar investments), but only if he or she does not have sufficient cash or other liquid assets in his or her Accounts to exercise the stock rights. The liquidation of any necessary investments pursuant to an Account Owner’s direction shall be accomplished as soon as reasonably practicable, taking into account any timing restrictions with respect to the Investment Funds involved. The cash obtained shall be used to exercise the stock rights, as the Account Owner directs. Any cash that is not so used shall be invested in a cash equivalent until the next day on which the Account Owner may change his or her investment directions under the Plan.

(4) Sale of Stock Rights. On and after the exercise date, the Independent Fiduciary shall sell all or a portion of the stock rights allocated to Accounts, as the Account Owner shall direct.

(F) Other Rights Appurtenant to the Employer Stock. If there are any rights appurtenant to the Employer Stock, other than voting, tender, or stock rights, each Account Owner shall exercise or take other appropriate action concerning such rights with respect to the Employer Stock, whether or not vested, that is allocated to their Accounts in the same manner as the other holders of the Employer Stock, by giving written instructions to the Trustee. The Trustee shall follow all such instructions, but shall take no action with respect to allocated Employer Stock for which no instructions are received, unless the Trustee determines that the failure to take action with respect to allocated Employer Stock would be inconsistent with its fiduciary duties under ERISA. If the Trustee makes such a determination, the Trustee shall take such actions with respect to Employer Stock as it determines to be consistent with its fiduciary duties under ERISA. The Trustee shall exercise or take other appropriate action concerning any such rights appurtenant to unallocated Employer Stock.

(G) Information to Trustee. Promptly after the filing date, the exercise date, or any other event that requires action with respect to the Employer Stock, the Employer shall deliver or cause to be delivered to the Trustee or the Independent Fiduciary, as appropriate, a list of the names and addresses of Account Owners showing (1) the number of shares of Employer Stock allocated to each Account Owner with an interest in the Employer Stock Fund in accordance with the provisions of the Plan, (2) each Account Owner’s pro rata portion of any unallocated Employer Stock, and (3) each Account Owner’s share of any stock rights distributed by the Employer. The Employer shall date and certify the accuracy of such information, and such information shall be updated periodically by the Employer to reflect changes in the shares of Employer Stock and other assets allocated to accounts.

(1) Information to Account Owners. The Trustee or the Independent Fiduciary, as appropriate, shall distribute and/or make available to each affected Account Owner the material or information that the Trustee or the Independent Fiduciary may consider necessary to assist the Account Owner in making an informed decision and in completing or delivering the instruction form (and any amendments thereto) to the Trustee or the Independent Fiduciary on a timely basis.

(H) Expenses. The Trustee and the Independent Fiduciary shall have the right to require payment in advance by the Employer and the party making the tender offer of all reasonably anticipated expenses of the Trustee and the Independent Fiduciary, respectively, in connection with the distribution of information to and the processing of instructions received from Account Owners.

(I) Former Account Owners. The Employer shall furnish former Account Owners who have received distributions of Employer Stock so recently as to not be shareholders of record with the information to active Account Owners. The Trustee and the Independent Fiduciary are hereby authorized to take action with respect to the Employer Stock distributed to such former Account Owners in accordance with appropriate instructions from them. If the Trustee does not receive appropriate instructions, it shall take no action with respect to the distributed Employer Stock.

(J) No Recommendations. Neither the Employer, the Trustee, nor the Independent Fiduciary shall express any opinion or give any advice or recommendation to any Account Owner concerning voting the Employer Stock, any tender offer, stock rights, or the exercise of any other rights appurtenant to the Employer Stock, nor shall they have any authority or responsibility to do so. Neither the Trustee nor the Independent Fiduciary has any duty to monitor or police the party making a tender offer or the Employer in promoting or resisting a tender offer; provided, however, that if the Trustee or the Independent Fiduciary becomes aware of activity that on its face reasonably appears to the Trustee or Independent Fiduciary to be materially false, misleading, or coercive, the Trustee or the Independent Fiduciary, as the case may be, shall promptly demand that the offending party take appropriate corrective action. If the offending party fails or refuses to take appropriate corrective action, the Trustee or the Independent Fiduciary, as the case may be, shall take such actions as it determines to be consistent with its fiduciary duties under ERISA.

(K) Confidentiality.

(1) The Trustee shall ensure that procedures are established so that information relating to the purchase, holding, and sale of securities, and the exercise of voting, tender and similar rights with respect to such securities by participants and beneficiaries, is maintained in accordance with procedures which are designed to safeguard the confidentiality of such information, except to the extent necessary to comply with federal or state laws not preempted by ERISA. The Trustee shall also be responsible for ensuring that those procedures are sufficient to safeguard the confidentiality of that information, that such procedures are being followed, and that the Independent Fiduciary has been appointed.

(2) Neither the Trustee nor the Independent Fiduciary shall reveal or release any instructions received from Account Owners concerning the Employer Stock to the Employer, an Affiliated Corporation, or the officers, directors, other employees, agents, or representatives of the Employer and Affiliated Corporations, except (A) to the persons and in accordance with the procedures established by the Trustee pursuant to the foregoing paragraph, or (B) to the extent necessary to comply with federal or state law not preempted by ERISA. If disclosure is required by federal or state law, the information shall be disclosed to the extent possible in the aggregate rather than on an individual basis.

This Amendment is effective upon adoption by resolution of the Plan Sponsor as of January 1, 2004.